                                                   SEVERANCE AND RELEASE AGREEMENT

            This Severance and Release Agreement (“Agreement”) is made by and between David L. Ward (“Executive”) and SYNCOR INTERNATIONAL CORPORATION (“Syncor”).

            WHEREAS, Executive has been employed as Executive Vice President of Syncor and President and Chief Executive Officer of Comprehensive Medical Imaging, Inc. ("CMI"), a subsidiary of Syncor; and

            WHEREAS, in anticipation of Syncor's decision to make changes to its overall strategies with respect to its investments in the medical imaging business, Syncor and Executive have agreed to the termination of Executive’s employment with Syncor, CMI and all other subsidiaries and affiliates of Syncor (all of which companies shall be included, for purposes of this Agreement, in any reference to "Syncor") in return for certain benefits as described in Paragraphs 3 and 5 of this Agreement, which benefits are also provided by Syncor for and in consideration of the other covenants of Executive contained in this Agreement, including Executive’s confidentiality and non-solicitation commitments in Paragraphs 10 and 11 of this Agreement.

            NOW THEREFORE, the parties agree as follows:

            1.            Employment Status and Change in Employment Status.  Syncor and Executive agree that Executive will change employment status with Syncor to a non-working status (the "Status Date") upon the earliest of the following dates:  (a) consummation of the sale of CMI to a third party or a combination of third parties that results in 90%or more of CMI's centers being sold; (b) January 1, 2003; or (c) a date mutually agreed upon between the Chief Executive Officer of Syncor and Executive.  It is agreed that on the Status Date, Executive will relinquish the positions (and corresponding job duties and responsibilities) of Executive Vice President of Syncor and President and Chief Executive Officer of CMI, and all other positions and titles that Executive may have with any Syncor subsidiary or affiliate.

            2.         Status Date and Termination Date.  For a period of twenty seven (27) months immediately following the Status Date, Executive will be on inactive status.  It is agreed that Executive's last day of employment (the "Termination Date") with Syncor will be the date that is twenty seven (27) months following the Status Date.

            3.            Compensation and Benefits Subject to Executive’s Continued Fulfillment of Executive’s Obligations Under This Agreement.  Subject to Executive's continued fulfillment of his obligations under this Agreement, Syncor will provide Executive with the following benefits, in lieu of any benefits that may be available under any other program, plan, or agreement with Syncor providing severance or other post-employment commitments or arrangements:

                        (a)            Base Pay Continuation.  Syncor will continue to pay Executive his current salary for all hours up to and including the Status Date, less standard withholdings and authorized deductions.  Syncor agrees to continue to pay Executive his base annual salary of $285,000 from the Status Date through the Termination Date.  The base pay continuation will be paid in regular payroll installments beginning on the first regular pay date after the Status Date.  These payments are subject to withholding and other deductions as required by law.

                        (b)            Vacation.  On the first regular pay date following the Status Date, Syncor will pay Executive his accrued but unused vacation time and floating holidays as of the Status Date, in the form of a lump sum payment.  This payment is subject to withholding and other deductions as required by law.  Executive shall continue to accrue vacation time for the period after the Status Date through the Termination Date, based on his employment during such period.

                        (c)            Outplacement Counseling and Services.  Syncor will pay all fees, up to $42,750, which represents 15% of annual base salary, associated with Executive’s enrollment in Kevin Hand & Associate’s Career Transition Senior Executive Program.  Syncor and Executive agree that at Executive's option, Executive can waive the outplacement services described in this paragraph in exchange for $42,750, less authorized withholdings and deductions.  Such payment will be included in Executive's regular paycheck on the first payday following the Status Date.

                        (d)            Mortgage Differential Payments.  Executive and Syncor agree that Syncor will continue to pay Executive's mortgage differential payments each month through the final date originally agreed between Syncor and Executive.

                        (e)            Special Bonus Payment.  Executive and Syncor agree that Syncor will provide a special bonus payment (the "Special Bonus Payment") to Executive in the amount of $240,469, less authorized withholdings and deductions.  The Special Bonus Payment will be paid to Executive on the first regular payday following the Status Date.

                        (f)            Incentive Bonus Payment - 2002.  Executive shall also be eligible to receive an additional payment of $500,000 (the "Incentive Bonus Payment") after the Status Date if, and only if, Syncor's Board of Directors makes a determination, based on the recommendation of the Chief Executive Officer, that Executive has acted in the best interest of Syncor from the effective date of this Agreement until the Status Date, which determination will be made within 15 days after the Status Date.  If the foregoing condition is satisfied, Executive shall be entitled to receive the Incentive Bonus Payment within 30 days after the Status Date.

            4.            “Executive’s Continued Fulfillment of His Obligations Under This Agreement.” As used in Paragraphs 3 and 5 of this Agreement, the term “Executive’s continued fulfillment of his obligations under this Agreement” shall mean his substantial compliance with all material terms of this Agreement.  If Syncor has a good faith and reasonable belief that Executive has materially breached a material obligation under this Agreement, Syncor shall provide forty-five days (45) written notice to Executive explaining in detail the material breach.  At any time during the forty-five day period following his receipt of that notice, Executive shall have an opportunity to cure such material breach.

            5.             Participation in Other Benefit Plans and Programs.  Subject to Executive's continued fulfillment of his obligations under this Agreement, during the term of this Agreement, concluding on the Termination Date, unless specifically stated otherwise in this paragraph, Executive shall be entitled to continue to participate in the following benefit plans and programs sponsored by Syncor, in accordance with their respective terms:

                        (a)            Syncor Executive Benefit Plan. Executive will continue to participate in all health, life and long-term care plans afforded to Syncor officers.  Following the Status Date, Executive and Syncor will continue to make contributions to this plan in the same manner and form as when Executive was a working employee. The benefits otherwise receivable by Executive pursuant to the Syncor Executive Benefit Plan, however, shall be reduced to the extent benefits of the same type are received by Executive at any time during the term of this Agreement (and any such benefits received by Executive shall be reported to Syncor by Executive).

                        (b)            Syncor International Corporation Employees' Savings and Stock Ownership Plan ("ESSOP").  Executive may continue to participate in the ESSOP as an active, regular employee  through the Termination Date.

                        (c)            Executive Long Term Performance Equity Plan (the "Traunch Plan").  Notwithstanding the conditions and provisions agreed to in paragraph 5(e), Executive and Syncor agree that Executive will continue to participate in the Traunch Plan as a regular participant through the Termination Date; however, Executive shall not be eligible to participate in any new targets that may be offered under the Traunch Plan after the effective date of this Agreement.

                        (d)            Syncor International Corporation Deferred Compensation Plan (the "Deferred Compensation Plan").  Executive will continue to participate in the Deferred Compensation Plan as an active and regular participant through the Termination Date.  Executive will continue to receive employer contributions in the same form and manner as other participants in this plan.

                        (e)            2002 Corporate Management Incentive Plan.    Executive and Syncor agree that Executive will not be eligible to participate in the 2002 Corporate Management Incentive Plan.

                        (f)            Stock Options. Executive shall not be eligible to participate in any new option grants that may be offered after the effective date of this Agreement; however, any acceleration of vesting or material amendment of any stock option previously granted to Executive under any of Syncor's stock option plans which occurs prior to the later of the Termination Date or the expiration of any stock options, whether on account of a "change in control" (as it may be defined in any such plan) or for any other reason, shall also apply to Executive.

                        (g)            Portable Medical Insurance Policy.  In the event that Executive's employment with Syncor terminates after the Status Date, for any reason, Syncor shall, upon reasonable notice from Executive, assist Executive in the acquisition of a portable medical insurance policy covering him and his eligible dependents, with Executive as the policyholder and with the premiums thereunder to be paid by Executive.

            6.            Non-Participation in Other Benefit Plans.  Except as described in Paragraphs 3 and 5 above, Executive shall not be eligible to participate in any other compensation plan, bonus plan, or any other employee benefit plan offered by Syncor, and Executive hereby waives any right to participate in such plans.  Without limiting the scope of the foregoing sentence, except as provided under this Agreement, Executive specifically waives any rights that he would have been entitled to receive under the Severance Agreement, dated August 24, 2001, between Executive and Syncor, and the Benefits Agreement, dated March 8, 1999, between Executive and Syncor.

            7.             Indemnification.  Syncor shall indemnify Executive if Executive was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding based on acts or omissions that occurred on or before the Status Date, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that Executive is or was a director, officer, advisory director, executive or agent of Syncor, against expenses, including attorneys fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding, to the fullest extent and in the manner permitted by law, provided that Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of Syncor and, with respect to a criminal action or proceeding, provided that Executive had no reasonable cause to believe that his conduct was unlawful.

            8.             Further Assistance.  At Syncor’s reasonable request, Executive agrees to provide Syncor with cooperation in any lawsuits arising out of events during Executive’s employment at Syncor, provided such assistance does not unreasonably and materially interfere with Executive’s duties or responsibilities under any subsequent employment.  Upon reasonable notice from Syncor, Executive agrees to participate in discovery and trial preparation, and to assist Syncor’s legal counsel as and where needed, including attendance at depositions and trials (“Litigation Assistance”).  Executive will use reasonable efforts to timely respond to Syncor’s requests for Litigation Assistance and to provide such Litigation Assistance.  Upon termination of any Lawsuit in which Executive provides services, Executive shall, at Syncor’s request, deliver to Syncor all materials related to the Lawsuit.  Executive will be reimbursed for out-of-pocket expenses associated with Executive’s assistance, including travel, lodging, meals, telephone, and similar expenses in accordance with Syncor’s usual policies.  This compensation is not related to or conditioned on the nature or content of Executive’s testimony, if any, nor on the outcome of any lawsuit.  Rather, it is intended solely to provide Executive with reasonable compensation for actual expenses incurred in Litigation Assistance.

            9.             Waiver and Release.  In exchange for the payments described above, Executive hereby waives, releases, gives up, and promises never to make any claims of any kind (whether Executive knows of them now or not) that Executive may have against Syncor, its related entities, parent companies, and subsidiaries (collectively referred to as the “Companies”), or any officer, director, agent, executive, owner, insurer, benefit plan, or other representative of the Companies as a result of facts now in existence.  The claims that Executive is waiving, releasing, giving up, and promising never to make include, but are not limited to, all of the following:

                        (a)            any claims for further compensation or benefits from the Companies except as set forth in this Agreement;

                        (b)            any claims arising out of Executive’s employment or termination of employment with Syncor;

                        (c)            any claims under the federal Age Discrimination in Employment Act; the federal Civil Rights Act of 1964; 42 U.S.C. § 1981; the federal Family and Medical Leave Act; the federal Equal Pay Act; the federal Fair Labor Standards Act; the federal Older Workers Benefit Protection Act; the federal Americans With Disabilities Act; the federal Employee Retirement Income Security Act of 1974; the federal Worker Adjustment and Retraining Notification Act; California Government Code § 12920, California Government Code § 12940, California Labor Code § 2856, California Labor Code § 970, and any other state, federal or local statute, ordinance, order or regulation;

                        (d)            Executive agrees that he has been fully advised of the contents of § 1542 of the California Civil Code (“§ 1542"), and said section and the benefits thereof are expressly waived as to any claims, known or unknown, which exist up to and including the date of this Agreement.  Section 1542 reads as follows:

                                    § 1542.  (General  release – claims extinguished.)  A
                        general release does not extend to claims which the creditor does not know or suspect  to exist in his favor at the time of executing  the  release,  which if  known  to him  must  have materially affected his settlement with the debtor.

                        Executive represents that he understands and acknowledges the significance and the consequences of his release, as well as the specific waiver of § 1542.

                        (e)            any claim under any contract, agreement (except this Agreement), promise or Syncor policy;

                        (f)            any claim for violation of any other legal duty or public policy;

                        (g)            any claim for attorneys' fees; and

                        (h)            Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights and claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:

                                    (i)            In return for entering into this Agreement, Executive will receive compensation beyond that which Executive was already entitled to receive before entering into this Agreement;

                                    (ii)            Executive was given a copy of this revised Agreement on April 5, 2002. Executive understands that Executive has a period of 45 days within which to consider this Agreement;

                                    (iii)            Executive understands that for a period of seven (7) days after Executive signs this Agreement that Executive may revoke this Agreement;

                                    (iv)            Executive acknowledges receipt of Attachment A, which provides the required information under the Older Workers Benefit and Protection Act (OWBPA) regarding the ages and titles of other Syncor or CMI employees selected or not selected for termination in connection with the changes to CMI’s overall business strategy;

                                    (v)            Executive understands that this Agreement will not become effective until eight (8) days after the Executive signs this Agreement; and

                                    (vi)            Executive agrees and represents as follows:

"I hereby acknowledge and understand that I have a period of 45 days to review and consider this Agreement prior to signing it, and that by executing and delivering this Agreement to Syncor, I am expressly waiving any remaining portion of such 45 day period.  I may revoke this Agreement within seven (7) days of the date I sign this Agreement.  I understand and agree that such revocation will only be effective if an originally executed written notice thereof is in the possession of Sheila Coop, Senior Vice President, Human Resources, on or before 5:00 p.m. Eastern Standard Time on the seventh (7th) day after I sign this Agreement.  The foregoing release will bind my heirs, executors, administrators, spouse, successors and assigns and it may not be changed except by a writing signed by both Syncor and me."

            Executive accepts the payments described above in Paragraphs 3 and 5 in full satisfaction of all such claims.

            10.            Confidential Information.  Executive has been and will continue to be employed by Syncor in a position that gives him access to sensitive information of a confidential nature, about the executives, officers and consultants of the Companies (collectively referred to as the “Management”), as well as access to confidential or proprietary information about the Companies.

            For the purposes of this Agreement, the term “Confidential Information” shall include, without limitation, sensitive information of a confidential nature or any nonpublic information relating to the Management or Companies and with regard to the Companies, nonpublic financial information, information concerning compensation or benefit programs, internal projections, budgets, financial plans, marketing and advertising strategies or plans, promotional materials, vendor and product information, cost and price information, the identity and lists of actual or potential customers, vendors, executives, suppliers and distributors, sources of supply for capital equipment, test results or market studies concerning competitors and competitive products and any other matters not specifically mentioned above which would constitute a trade secret. Executive acknowledges that the Confidential Information derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use and that reasonable efforts have been made to maintain the secrecy of such Confidential Information.

                        (a)            In addition to the obligations under any agreement regarding confidentiality, trade secrets and intellectual property signed by Executive (which shall remain in full force and effect to the extent not inconsistent with this Agreement), and any ethical commitments and common law obligations Executive may have to keep confidences, but except as limited by Paragraphs 10(b) and 10(c) below, Executive further covenants and agrees to hold in confidence all Confidential Information, whether or not in written form and without limitation as to when or how Executive may have acquired such information, regarding the Management or the Companies, their agents, officers, directors, executives, representatives, and their predecessors, successors, heirs, executors, administrators and assigns, both present and former.  Executive agrees to keep such Confidential Information confidential at all times during and after Executive’s employment with Syncor, and that Executive will neither disclose, furnish, disseminate, make available nor use any Confidential Information, for Executive’s own or a third party’s benefit nor disclose or communicate such information to any third party, person or entity, either before or after Executive’s termination of employment with Syncor.

                        (b)            Syncor agrees that once the sale of a CMI center has been consummated, Executive's covenants under Paragraph 10(a) above shall not apply to any part of the Confidential Information that deals specifically and solely with the operations of that CMI center that was sold, but only so long as such Confidential Information does not constitute a valuable Syncor asset.  For example, Confidential Information involving the financial performance, marketing and advertising strategies, or cost or price information of the sold CMI center will be covered by the foregoing exception to Paragraph 10(a).  Any other Confidential Information of Syncor involving that sold CMI center, including, without limitation, Confidential Information of that CMI center that relates to or that reveals Syncor's management of and strategies with respect to CMI or the operations of Syncor, or Confidential Information that relates to a valuable Syncor asset, such as information relating to Project Light, shall not be included within the foregoing exception, it being understood that such Confidential Information will continue to be governed by Paragraph 10(a).

                        (c)            Executive’s obligations under Paragraph 10(a) shall not apply to any part of the Confidential Information that was or became generally available to the public other than as a result of disclosure by Executive.  Further, Executive’s obligations under Paragraph 10(a) shall not apply to the disclosure of Confidential Information where such disclosure is required by law and Executive is subject to civil or criminal sanctions or penalties for failing to disclose information, provided Executive gives Syncor prompt notice of any such situation and endeavors, and cooperates fully (to the extent consistent with his legal or ethical obligations) with Syncor’s efforts, to prevent such disclosures, keep such disclosures to a minimum, and secure protective orders or similar arrangements with respect to Confidential Information.

                        (d)            Executive will return to Syncor, prior to the Status Date, all materials including, without limitation, all Confidential Information, reports, files, memoranda, and records, keys, access cards, security passes or badges, computer files or disks and all other physical or personal property which Executive received, prepared or helped to prepare, in connection with Executive’s employment, together with copies in whatever form.

            11.            Non-Solicitation.

                        (a)            Non-Solicitation of Employees.  During the term of this Agreement and continuing for a period of six months after the Termination Date, Executive shall not directly or indirectly recruit or solicit any Syncor employee.  Notwithstanding the foregoing, after the Status Date, Executive may solicit: (i) any Syncor employee who is no longer an employee of Syncor; (ii) any CMI employee whose employment with Syncor has been placed under inactive status in connection with Syncor's decision to change its overall strategies with respect to its investments in the medical imaging business; and (iii) beginning in January 1, 2003, any employee in Syncor's corporate headquarters whose principal responsibilities as of the date hereof are to CMI.

                        (b)            Non-Solicitation of Business.  During the term of this Agreement, Executive shall not directly or indirectly solicit any customer of or business from a CMI facility so long as such CMI facility remains part of Syncor.  During the term of this Agreement, Executive shall not directly or indirectly solicit any customer of or business from any non-CMI, Syncor facility.

                        (c)            Application of Restrictions.  The provisions of this Paragraph 11 of this Agreement shall apply regardless of whether Executive’s employment with Syncor is, or is deemed to be, terminated voluntarily or involuntarily.

                        (d)            Abatement of Period of Restriction in Case of Breach.  In the event of any breach or violation of the restrictions contained in this Paragraph 11, the specified time period for observance of those restrictions shall abate during the time of any such breach or violation, and such time period remaining at the time of the breach shall not begin to run again until the breach has been fully and finally cured.

            12.            Enforcement.  Because Executive’s services are unique and because Executive has access to Confidential Information and work product, the parties hereto agree that Syncor would be damaged irreparably in the event any of the provisions of Paragraphs 8, 9, 10 or 11 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach.  Therefore, Syncor or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

            13.            Costs of Enforcement.  If Syncor complies with this Agreement but Executive violates Executive’s commitments in Paragraphs 8, 9, 10 or 11 of this Agreement, it is agreed that Syncor may seek judicial enforcement of its rights under Paragraphs 8, 9, 10 or 11, and it is agreed that Syncor shall be entitled to recover from Executive any costs it incurs (including reasonable attorney fees) in obtaining judicial enforcement, provided that such costs recoveries shall not exceed the net amounts paid to Executive under Paragraphs 3 and 5 of this Agreement.  If Executive complies with this Agreement but Syncor violates its commitments in Paragraphs 1, 3, 5, or 7 of this Agreement, it is agreed that Executive may seek judicial enforcement of its rights under Paragraphs 1, 3, 5, or 7 and Executive shall be entitled to recover from Syncor any costs it incurs (including reasonable attorney fees) in obtaining judicial enforcement.

            14.            No Admission.  This Agreement is not an admission by any party of any violation of law or intention to violate any law.

            15.            Period for Review and Consultation.  Executive has been advised by Syncor to consult with an attorney regarding this Agreement before signing it. Executive has been given 45 days after the date on which Executive received this Agreement to decide whether to sign it, but has waived such 45-day period pursuant to Paragraph 9(h)(vi) above.  By signing this Agreement, Executive acknowledges that Executive has read this Agreement, understands all of its provisions, and knowingly and voluntarily agrees to all of its terms and provisions.

            16.            Revocation Period.  Once Executive has signed this Agreement, Executive may still revoke it at any time during the 7-day period after Executive received this Agreement, by delivering written notice of revocation to Syncor within this 7-day period, as provided in Paragraph 9(h)(vi) above.  This Agreement shall not become effective or enforceable until this revocation period has expired without Executive having revoked this Agreement.  Once this revocation period expires, if Executive has not revoked this Agreement it will be a binding, nonrevocable agreement between Executive and Syncor.

            17.            Notice.  Any notice or delivery under this Agreement shall be made respectively to:

Sheila E. Coop
Senior Vice President, Human Resources and Communications
Syncor International Corporation
6464 Canoga Avenue
Woodland Hills, CA 91367-2407

David L. Ward
2535 Montecito Avenue
Thousand Oaks, CA 91362

            18.            No Mitigation.  Syncor agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Syncor.  Further, the amount of any payment or benefit provided in this Agreement (other than as provided for in Paragraph 5(a)) shall not be reduced by any compensation earned by the Executive as a result of Employment by another employer.

            19.             Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to Syncor, Syncor will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Syncor, to expressly assume and agree to perform this Agreement in the same manner and extent to which Syncor would be required to perform it if no such succession had taken place.  Failure of Syncor to obtain such assumption and agreement shall constitute a breach of this Agreement and shall entitle the Executive to compensation and benefits from Syncor in the same amount and on the same terms herein.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors or heirs.  If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

            20.            Severability.  The provisions of this Agreement are severable.  If any part of it is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

            21.            Choice of Laws.  This Agreement shall be governed by the substantive laws of the State of California as applied to contracts entered into and to be performed entirely within such state by residents thereof.

            22.            Entire Agreement.  This Agreement is the complete understanding between Syncor and Executive on the matters to which the parties agree in it, and Executive is not relying on any statement other than the provisions of this Agreement.  No other promises or agreements shall be binding unless in a writing signed by the parties to this Agreement.  This Agreement cancels any and all prior employment agreements, written or oral, if any, between Syncor and Executive, except that any commitment of Executive concerning confidentiality, non-competition, non-solicitation and intellectual property shall remain in effect until the Status Date, it being understood that such commitments would strictly be governed by this Agreement thereafter.

SYNCOR INTERNATIONAL CORPORATION
By: /s/ Sheila Coop
Its: Sr. Vice President, Human Resources & Communications
Date: April 5, 2002

DAVID L. WARD
Date: April 5, 2002